Exhibit 8.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

May 27, 2015

Tax Opinion Regarding the Merger of Kite Merger Sub Corp. with and into Kraft Foods Group, Inc. and the Merger of Kraft Foods Group, Inc. with and into Kite Merger Sub LLC

Ladies and Gentlemen:

We have acted as counsel for H.J. Heinz Holding Corporation, a Delaware corporation (“Heinz”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of March 24, 2015 (the “Merger Agreement”), among Heinz, Kraft Foods Group, Inc., a Virginia corporation (“Kraft”), Kite Merger Sub Corp., a Virginia corporation and a wholly owned subsidiary of Heinz (“Merger Sub I”), and Kite Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Heinz (“Merger Sub II”) in which Merger Sub I will merge with and into Kraft with Kraft surviving as the Initial Surviving Company as a wholly owned subsidiary of Heinz. Immediately following, the Initial Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving as a limited liability company and wholly owned subsidiary of Heinz, as described in a registration statement filed by Heinz with the Securities and Exchange Commission (“SEC”) on Form S-4 (Registration No. 333-203364) under the Securities Act of 1933 (the “Registration Statement”). Capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement. References to any agreement or document include all schedules and exhibits thereto.

In rendering our opinion, we have examined and relied on, with your consent, (i) the Registration Statement, (ii) the Merger Agreement, (iii) the representations made by Heinz, Merger Sub I, Merger Sub II and Kraft in their respective letters, dated the date hereof, delivered to us for purposes of this opinion (the “Representation Letters”), (iv) the Equity Investment Letters and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that (i) the Merger, the Subsequent Merger and the Special Dividend will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provisions thereof), (ii) the statements concerning the Merger, the Subsequent Merger and the Special Dividend set forth in the Merger Agreement and the Registration Statement are, and will remain, true, complete and correct at all times up to and including the Subsequent Effective Time, (iii) the representations made by Heinz, Merger Sub I, Merger Sub II and Kraft in the Representation Letters are, and will remain, true, complete and correct at all times up to and including the Subsequent Effective Time and (iv) any representations made in the Representation Letters or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Equity Investment Letters. If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, the Subsequent Merger or the Special Dividend, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Merger, the Subsequent Merger and the Special Dividend or (ii) the tax consequences of the Merger, the Subsequent Merger and the Special Dividend under any state, local or foreign law, or with respect to other areas of U.S. Federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Federal law of the United States.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”, we hereby state that the material U.S. Federal income tax consequences of the Merger, the Subsequent Merger and the Special Dividend to holders of Kraft Common Stock set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences” are our opinion.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement. We also consent to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the

Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Julie Groetsch, Esq.

    VP - Head of Tax

        H.J. Heinz Holding Corporation

            One PPG Place

                Pittsburgh, Pennsylvania 15222

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